EXHIBIT 99.1
                                  NEWS RELEASE
-------------------------------------------------------------------------------
707 Crossroads Court                              Daryle A. Lovett
Vandalia, OH  45377                               Executive Vice President and
                                                  Chief Financial Officer

                              EVENFLO COMPANY, INC.

                    Evenflo Reports 3rd Quarter 2000 results.

VANDALIA, OHIO, NOVEMBER 14, 2000 - Evenflo Company, Inc. (the "Company") today released its financial results for the third quarter and nine months ended September 30, 2000.

Third quarter EBITDA and Net Sales were below year ago. This follows EBITDA gains for the previous six quarters.

Richard W. Frank, Evenflo's, Chairman and CEO, commenting on the third quarter said, "We are clearly disappointed in these results. They reflect a shift in order patterns from the third quarter to the fourth as retailers pared back inventories to make way for Evenflo's fourth quarter shipments of new products. While we continue to experience strong competitive pressure in car seats, feeding, and bed and bath products, we look forward to the positive impact of our product development efforts with increased sales volume in the fourth quarter and throughout 2001."

EBITDA (earnings before interest expense, income taxes, depreciation, amortization, and extraordinary items,) for the third quarter ending September 30, 2000 were $5.4 million, compared to $9.2 million recorded in the third quarter of 1999. For the nine months ending September 30, 2000 EBITDA was $18.9 million versus $22.6 million for the same period in 1999.

Net sales for the third quarter ending September 30, 2000 were $83.1 million, a $10.5 million or 11.2% decrease from the $93.6 million for the prior year quarter ending September 30, 1999. The Company's 2000 nine months sales of $258.5 million are approximately equal to $258.6 million in the 1999 nine months. U.S. net sales of $72.2 million for the third quarter decreased $9.9 million or 12.1% from the prior year third quarter of $82.1 million. U.S. net sales of $224.8 million for the 2000 nine months, decreased $1.8 million or 0.8% from 1999 nine months of $226.6 million. U.S. sales decreased due primarily to reduction in sales of feeding products and juvenile car seats due to strong competitive pressure. International net sales decreased 5.2% to $10.9 million in the third quarter 2000 from $11.5 million for the 1999 third quarter. In the 2000 nine months, international sales increased by $1.7 million, or 5.3% to $33.7 million from $32.0 million for the 1999 nine months. For the 2000 nine months, international net sales increased principally due to increased sales in Canada and Mexico, partially offset by lower sales in Asia and Europe.

The Company's gross profit for the latest three months was $18.1 million compared to 1999's gross profit for the comparable period of $23.4 million. As a percentage of net sales, gross profit decreased to 21.8% in the third quarter 2000 from 25.0% in the third quarter of 1999. For the 2000 nine months, gross profit decreased to $59.3 million from $62.4 million for the 1999 nine months. As a percentage of net sales, gross profit decreased to 22.9% in the 2000 nine months from 24.1% in the 1999 nine months. The margin decrease was due to unfavorable manufacturing variances, and a lower gross profit mix due to reductions in feeding products. The unfavorable manufacturing variance is primarily the result of the Company's incurring increased freight charges to meet unforecasted customer demand for certain products.

Evenflo's selling, general and administrative (SG&A) expenses decreased to $16.9 million for the three months ending September 30, 2000 versus $18.0 million in the three months ending September 30, 1999. During the 2000 three months ending September 30, 2000 the Company reduced SG&A expenses over the same period in 1999 in the following key areas (i) outside services, (ii) customer marketing promotional costs, (iii) recruitment expenses and (iv) product liability. The Company increased product-engineering expenses in the three months ending September 30, 2000. For the 2000 nine months SG&A expenses were $52.8 million compared to $52.6 million in the 1999 nine months. In the 2000 nine months, increased product development and engineering expenses resulted in total SG&A expenses being approximately the same as the 1999 nine months.

Interest expense in the third quarter 2000 increased to $4.7 million from $4.4 million recorded in the third quarter 1999. For the nine months ended September 30, 2000 interest expense was $13.7 million versus $12.4 million in the nine months ended September 30, 1999.

During the third quarter ending September 30, 2000, the company generated $1.1 million in cash before financing activities. Operating activities generated $4.5 million and the Company invested $3.4 million in capital expenditures. For the same period in 1999 the Company generated $4.0 million in cash before financing activities. Operating activities generated $12.8 million and the Company invested $8.8 million in capital expenditures.

The Company and the syndicate of financial institutions under the revolving credit facility agreed to amend certain financial covenants included in the revolving credit facility for the period commencing with the third fiscal quarter of this fiscal year. The amendment modified financial covenants relating to an interest coverage ratio and a leverage ratio, increased bankers' acceptance limit and increased the additional margin on the "eurodollar rate" and the "base rate" interest calculation. Borrowings under Evenflo's $100 million long-term revolving credit facility, increased by $2.5 million during the third quarter 2000. At September 30, 2000, the company had $41.0 million of available borrowing capacity under this $100 million revolving credit facility.

Certain matters discussed in this press release contain forward-looking statements based on the Company's current expectations and estimates as to prospective events about




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

which the Company can give no firm assurance. These forward-looking statements are based on management's expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future. Actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of the factors set forth in filings with the Securities and Exchange Commission. See Evenflo's cautionary statement relating to forward looking statements filed on our Current Report on Form 8-K dated November 13, 2000.

Evenflo will have its quarterly conference call on Wednesday, November 29, 2000 starting at 3 p.m. Eastern Time. The teleconference dial-in number is
(800)-553-0351. The call will also be available for replay beginning at 7:30 p.m. Eastern Time until Monday, December 4, 2000 at 7:30 p.m. Replay numbers is:
USA (800)-475-6701, Access Code:  551024.

Evenflo is one of the world's most recognized innovators and marketers of infant and juvenile products. Headquartered in Vandalia, Ohio, its lines include car seats, strollers, baby bottles, infant soft and frame carriers, pacifiers, gates, high chairs, activity centers, and cribs.
--------------------------------------------------------------------------------
                           "World's Best Baby Care"

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

EVENFLO COMPANY, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
December 31, 1999 and Sept. 30, 2000        (Dollar amounts in thousands, except
                                            per share amounts)
--------------------------------------------------------------------------------

                                                                                                    (Unaudited)

                                                                             DECEMBER 31,          SEPTEMBER 30,
ASSETS                                                                          1999                   2000
                                                                          -----------------      -----------------

CURRENT ASSETS:
Cash                                                                        $    3,110             $   6,716
Receivables, less allowance of $ 1,050 and $996                                 70,772                65,526
Inventories                                                                     63,896                70,312
Deferred income taxes                                                            8,066                12,403
Prepaid expenses                                                                   654                 1,577
                                                                         --------------       ---------------
                   TOTAL CURRENT ASSETS                                        146,498               156,534

Property, plant and equipment                                                  126,246               129,468
Accumulated depreciation                                                       (61,823)              (72,980)
                                                                         --------------       ---------------
Property, plant and equipment, net                                              64,423                56,488
Intangible assets, net                                                          44,779                43,618
Deferred income taxes                                                           14,429                14,227
Other                                                                            6,494                 6,056
                                                                         --------------       ---------------
                   TOTAL ASSETS                                             $  276,623             $ 276,923
                                                                         ==============       ===============
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                                            $   29,706             $  35,743
Bankers acceptances and letters of credit                                       18,431                23,715
Accrued expenses                                                                32,068                22,942
                                                                         --------------       ---------------
                   TOTAL CURRENT LIABILITIES                                    80,205                82,400

Senior notes                                                                   110,000               110,000
Revolving credit loans                                                          20,500                23,000
Pension and post-retirement benefits                                             5,742                 5,667
                                                                         --------------       ---------------
                   TOTAL LIABILITIES                                           216,447               221,067

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Preferred stock $.01 par value, 10,000,000 shares authorized,
      400,000 shares outstanding (liquidation value, $40,000,000)               40,000                40,000
Common Stock:
      Class A,  $1 par value, 20,000,000 shares authorized;
                10,000,000 shares outstanding                                   10,000                10,000
      Class B,  $1 par value, 5,000,000 shares authorized;
                none outstanding                                                     0                     0
Paid-in capital                                                                 61,387                61,387
Retained earnings (deficit)                                                    (47,161)              (51,437)
Accumulated other comprehensive earnings (loss)-currency
      translation adjustments                                                   (4,050)               (4,094)
                                                                         --------------       ---------------
                   TOTAL SHAREHOLDERS' EQUITY                                   60,176                55,856
                                                                         ==============       ===============
                   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY               $  276,623             $ 276,923
                                                                         ==============       ===============


 See Form 10-Q filing for Notes to Condensed Consolidated Financial Statements.






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

EVENFLO COMPANY, INC. AND SUBSIDIARIES
Condensed Statements of Consolidated Earnings (Loss)
For the three and nine months ended September 30, 1999 and 2000
(Dollar amounts in thousands)                                       (Unaudited)
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
                                                                       THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                          SEPTEMBER 30                     SEPTEMBER 30
                                                             --------------------------------      -----------------------------

                                                                    1999               2000             1999               2000
                                                                   ------             ------           ------             ------

NET SALES                                                   $      93,550       $     83,077       $   258,595       $   258,474

       Cost of sales                                               70,178             64,931           196,155           199,197
                                                            --------------      -------------      ------------      ------------

GROSS PROFIT                                                       23,372             18,146            62,440            59,277

       Selling, general & administrative expenses                  18,049             16,935            52,618            52,832

                                                            --------------      -------------      ------------      ------------

INCOME FROM OPERATIONS                                              5,323              1,211             9,822             6,445

       Interest expense, net                                        4,448              4,708            12,417            13,665
       Currency (gain) loss, net                                      156                183              (541)              606
                                                            --------------      -------------      ------------      ------------

EARNINGS (LOSS) BEFORE INCOME TAXES                                   719             (3,680)           (2,054)           (7,826)

       Income tax benefit                                            (605)            (1,820)           (1,471)           (3,550)
                                                            --------------      -------------      ------------      ------------

NET EARNINGS (LOSS)                                         $       1,324       $     (1,860)       $     (583)      $    (4,276)
                                                            ==============      =============      ============      ============


 See Form 10-Q filing for Notes to Condensed Consolidated Financial Statements.




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



EVENFLO COMPANY, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
For the nine months ended September 30, 1999 and 2000
                                                   (Dollar amounts in thousands)
--------------------------------------------------------------------------------


                                                                            (Unaudited)             (Unaudited)

                                                                            SEPTEMBER 30,           SEPTEMBER 30,
                                                                                1999                     2000
                                                                           -------------           --------------
INCREASE (DECREASE) IN CASH

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                                      $    (583)              $   (4,276)
Adjustments to reconcile net loss to net cash provided (used)
   by operating activities:
      Depreciation                                                               10,370                   11,286
      Intangibles amortization                                                    1,163                    1,161
      Deferred income taxes                                                      (2,012)                  (4,135)
      Deferred financing cost amortization                                          561                      370
      Other                                                                          46                      (75)
      Change in working capital components:
           Receivables                                                            7,968                    5,246
           Inventories                                                           (7,855)                  (6,416)
           Current liabilities                                                    2,366                    2,195
           Other, including currency translation adjustment                         760                     (826)
                                                                           -------------           --------------

              NET CASH PROVIDED (USED) IN OPERATING ACTIVITIES                   12,784                    4,530


NET CASH USED IN INVESTING ACTIVITIES - CAPITAL EXPENDITURES                     (8,794)                  (3,424)
                                                                           -------------           --------------



NET CASH PROVIDED BY FINANCING ACTIVITIES - BORROWINGS FROM
           REVOLVING CREDIT FACILITY                                              2,200                    2,500
                                                                           -------------           --------------



CASH -  net change                                                                6,190                    3,606
        beginning of period                                                       4,197                    3,110
                                                                          -------------            --------------

        end of period                                                         $  10,387              $     6,716
                                                                           =============           ==============

SUPPLEMENTAL CASH FLOW DATA
Interest paid                                                                    15,104                   16,791
Income taxes paid                                                                   541                      585


 See Form 10-Q filing for Notes to Condensed Consolidated Financial Statements.


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